Exhibit 5.1

May 12, 2023

Perpetua Resources Corp.

Suite 201 - 405 S 8th Street

Boise, Idaho

83702 USA

Re:	Perpetua Resources Corp.

Dear Sirs/Mesdames:

We have acted as British Columbia counsel to Perpetua Resources Corp. (the “Company”), a company incorporated under the laws of British Columbia, in connection with the issuance and sale by the Company, from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of common shares without par value in the capital of the Company, having a maximum aggregate offering price of up to US$20,000,000 (the “Shares”) pursuant to a Controlled Equity OfferingSM Sales Agreement, dated May 12, 2023, by and between the Company and Cantor Fitzgerald & Co. (the “Sales Agreement”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-266071), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on July 8, 2022, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 filed by the Company with the Commission on September 1, 2022 and October 27, 2022, respectively, and declared effective by the Commission on November 2, 2022 (the “Registration Statement”).

In connection with this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;
2.

the prospectus supplement dated May 12, 2023, as filed with the Commission on May 12, 2023, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated November 2, 2022 (collectively, the “Prospectus”);

3.	a certified copy of the Certificate of Incorporation, Certificate of Change of Name, Notice of Articles and Articles of the Company;
4.	an executed copy of the Sales Agreement;
5.	a certificate of good standing issued by the British Columbia Registrar of Companies issued on May 12, 2023 in respect of the Company (the “Good Standing Certificate”);
6.

a certified copy of the resolutions adopted by the board of directors of the Company authorizing, among other things, the execution and delivery of the Sales Agreement and the issuance, sale and delivery of the Shares (the “Resolutions”); and

Bentall 5 550 Burrard St Suite 2501 Vancouver, BC V6C 2B5
(604) 674-9170 (604) 674-9245 Fax cozen.com

Perpetua Resources Corp.

May 12, 2023

7.	an executed copy of a certificate of the Chief Financial Officer of the Company, dated the date hereof, as to certain factual matters (the “Officer’s Certificate”).

With respect to all of the documents examined by us, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

In expressing the opinion set forth in paragraph 1 below, we have relied exclusively and without independent investigation on the Good Standing Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the Business Corporations Act (British Columbia), and is in good standing with respect to the filing of annual reports;
2.	The Company has the corporate power and authority to issue the Shares; and
3.	The issuance of the Shares has been duly authorized and, upon receipt by the Company of payment for the Shares and when and if issued, sold and delivered and in accordance with the terms of the Sales Agreement, the Registration Statement, Prospectus and the Resolutions, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement, the Sales Agreement or the Shares.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Cozen O'Connor LLP